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As filed with the Securities and Exchange Commission on July 13, 2001

Registration No. 333-56418

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADC Telecommunications, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	41-0743912
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Copy to:

Jeffrey D. Pflaum, Esq.	Robert A. Rosenbaum, Esq.
Vice President, General Counsel and	Dorsey & Whitney LLP
Corporate Secretary	Pillsbury Center South
ADC Telecommunications, Inc.	220 South Sixth Street
13625 Technology Drive	Minneapolis, MN 55402
Eden Prairie, Minnesota 55344-2252	(612) 340-2600
(952) 938-8080	Fax: (612) 340-8738

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated July 13, 2001

PROSPECTUS

ADC Telecommunications, Inc.
11,642,840 Shares
Common Stock

    This prospectus covers the sale of shares of the common stock, par value $.20 per share, of ADC Telecommunications, Inc. ("ADC"). The shares covered by this prospectus consist of 11,642,840 shares of common stock by some of ADC's current shareholders. The shares will be sold from time to time by the selling shareholders named in this prospectus at prices determined by the prevailing market price for the shares or in negotiated transactions. ADC will not receive any of the proceeds from the sale of the shares.

    The common stock is traded on the Nasdaq National Market under the symbol "ADCT." On July 11, 2001, the last reported sale price of the common stock as reported on the Nasdaq National Market was $6.06 per share.

    See the section titled "Risk Factors" beginning on page 2 to read about certain factors you should consider before buying shares of our common stock.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

    The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ADC Telecommunications, Inc.
13625 Technology Drive
Eden Prairie, Minnesota 55344-2252
(952) 938-8080
The date of this prospectus is July   , 2001.

RISK FACTORS

    An investment in our common stock involves a number of risks. You should consider carefully the following risk factors, together with the other information in this prospectus, before buying any shares. You also should be aware that this prospectus contains forward-looking statements that are not related to historical results. These forward-looking statements, such as statements concerning our strategies, plans, objectives, expectations and intentions, involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following risk factors.

Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.

    The communications equipment industry is characterized by rapid technological change. In our industry, we also face evolving industry standards, changing market conditions and frequent new product and service introductions and enhancements. The introduction of products using new technologies or the adoption of new industry standards can make existing products or products under development obsolete or unmarketable. In order to grow and remain competitive, we will need to adapt to these rapidly changing technologies, to enhance our existing solutions and to introduce new solutions to address our customers' changing demands.

    In addition, new product development often requires long-term forecasting of market trends, development and implementation of new technologies and processes, and a substantial capital commitment. We have invested, and we will continue to invest, substantial resources for the development of new products. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance. If we fail to anticipate or respond on a cost-effective and timely basis to technological developments, changes in industry standards or customer requirements, or if we have any significant delays in product development or introduction, our business, operating results and financial condition could be materially adversely affected.

Our business may be adversely affected by general economic and market conditions.

    Our business is subject to the effects of general economic conditions in the United States and globally, and, in particular, market conditions in the communications and networking industries. In recent quarters, our operating results have been adversely affected as a result of recent unfavorable economic conditions and reduced capital spending, particularly in the United States. If the economic conditions in the United States and globally do not improve, or if we experience a worsening in the global economic slowdown, we may continue to experience material adverse impacts on our business, operating results and financial condition.

We may not realize expected benefits from our announced restructuring initiative.

    We recently announced an initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations. We cannot predict whether we will realize expected synergies and improved operating performance as a result of the restructuring and streamlining operations. We also cannot predict whether our announced restructuring and streamlining of operations will adversely affect our ability to retain key employees, which, in turn, would adversely affect our operating results.

The market for communications equipment products and services is rapidly changing.

    In the past, our principal product offerings have been copper-based and fiber-optic-based products designed to connect and transmit information on traditional telephony networks. With the growth of multimedia applications and the development of enhanced Internet, data, video and voice services, our recent product offerings and research and development efforts have been and are focused on emerging technologies and network equipment, software and integration service offerings for communications equipment applications. The market for communications network equipment, software and integration services is rapidly changing. Our future growth will be dependent in part on our ability to develop successfully and introduce commercially new products for this market. Our future will also depend on the growth of the communications equipment market. The growth in the market for communications equipment products and services is dependent on a number of factors. These factors include:

  •
  the amount of capital expenditures by network providers;

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  regulatory and legal developments;

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  changes to capital expenditure rates by network providers due to consolidation among our customers;

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  the addition of new customers to the market; and

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  end-user demand for integrated Internet, data, video, voice and other network services.

    We cannot predict whether the market for communications equipment products and services will develop rapidly. The recent slowdown in the general economy, changes in the service provider market, and the constraints on capital availability have had a material adverse effect on the markets where we sell our products and services. Also, we cannot predict technological trends or new products in this market. In addition, we cannot predict whether our products and services will meet with market acceptance or be profitable. We may not be able to compete successfully, and competitive pressures may materially and adversely affect our business, operating results and financial condition.

Our industry is highly competitive.

    Competition in the communications equipment industry is intense. We believe that competition may increase substantially with the increased use of broadband networks. We believe our success in competing with other manufacturers of communications equipment products and services will depend primarily on our engineering, manufacturing and marketing skills, the price, quality and reliability of our products, our delivery and service capabilities and our control of operating expenses. We anticipate increasing pricing pressures from current and future competitors. Many of our foreign and domestic competitors have more extensive engineering, manufacturing, marketing, financial and personnel resources than we have. Competition may also be affected by consolidation among communications equipment providers. As a result, other providers may be able to respond more quickly to new or emerging technologies and changes in customer requirements. We cannot predict whether we will be able to compete successfully with our existing and new products and services or with current and future competitors. In addition, we believe that technological change, the increasing addition of Internet, data, video, voice and other services to networks, the possibility of regulatory changes and industry consolidation or new entrants will continue to cause rapid evolution in the competitive environment. The full scope and nature of these changes are difficult to predict at this time. Increased competition could lead to price cuts, reduced gross margins and loss of market share, which may seriously harm our business, operating results and financial condition.

Our operating results fluctuate significantly.

    Our operating results vary significantly from quarter to quarter. These fluctuations are the result of a number of factors, including:

  •
  the volume and timing of orders from and shipments to our customers;

  •
  the timing of and our ability to obtain new customer contracts;

  •
  the timing of new product and service announcements;

  •
  the availability of products and services;

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  the overall level of capital expenditures by our customers;

  •
  the market acceptance of new and enhanced versions of our products and services or variations in the mix of products and services we sell;

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  the utilization of our production capacity and employees; and

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  the availability and cost of key components.

    Our recent operating results may not be a good predictor of our results in future periods. The recent economic downturn has caused a significant change in our short-term growth strategy and, therefore, may not be an accurate indicator of future operating results. Our expense levels are based in part on expectations of future revenues. If revenue levels in a particular period are lower than expected, our operating results will be adversely affected. In addition, our operating results are also subject to seasonal factors. We historically have had stronger demand for our products and services in the fourth fiscal quarter ending October 31, primarily as a result of our year-end incentives and customer budget cycles. We have experienced weaker demand for our products and services in the first fiscal quarter ending January 31, primarily as a result of the number of holidays in late November, December and early January and a general industry slowdown during that period. We cannot predict if these historical seasonal trends will continue or worsen in the future, particularly in light of the recent economic downturn.

The regulatory environment in which we operate is changing.

    The communications equipment industry is subject to regulation in the United States and other countries. Our business is dependent upon the continued growth of the telecommunications industry in the United States and internationally. Federal and state regulatory agencies regulate most of our domestic customers. In early 1996, the U.S. Telecommunications Act of 1996 was enacted. The Telecommunications Act lifted certain restrictions on the ability of companies, including the Regional Bell Operating Companies and other customers of ours, to compete with one another. The Telecommunications Act also made other significant changes in the regulation of the telecommunications industry. These changes have increased our opportunities to provide solutions for our customers' Internet, data, video and voice needs. However, competition in our markets could intensify as a result of future changes or new regulations in the United States or internationally, which could adversely affect our business, operating results and financial condition.

Conditions in international markets could affect our operations.

    Our international sales accounted for approximately 22% of our net sales in fiscal 2000, 23% of our net sales in fiscal 1999 and 22% of our net sales in fiscal 1998. We expect international sales to increase as a percentage of net sales in the future. In addition to sales and distribution in numerous countries, we own or subcontract operations located in Argentina, Australia, Austria, Belgium, Brazil, Canada, China, Denmark, Finland, France, Germany, Hungary, Ireland, Israel, Japan, Korea, Malaysia, Mexico, the Netherlands, the Philippines, Russia, Singapore, Spain, Sweden, Thailand and the United

Kingdom. Due to our international sales and our international manufacturing and software development operations, we are subject to the risks of conducting business internationally. These risks include:

  •
  local economic and market conditions;

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  political and economic instability;

  •
  unexpected changes in or impositions of legislative or regulatory requirements;

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  fluctuations in the exchange rate of the U.S. dollar;

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  tariffs and other barriers and restrictions;

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  longer payment cycles;

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  difficulties in enforcing intellectual property and contract rights;

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  greater difficulty in accounts receivable collection;

  •
  potentially adverse taxes; and

  •
  the burdens of complying with a variety of foreign laws and telecommunications standards.

    We also are subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships. We maintain business operations and have sales in many international markets. Economic conditions in many of these markets represent significant risks to us. We cannot predict whether our sales and business operations in these markets will be adversely affected by these conditions. Instability in foreign markets, particularly in Asia and Latin America, could have a negative impact on our business, financial condition and operating results. Potential turmoil in the Middle East may also negatively impact the results of our operations located in Israel. In addition to the effect of international economic instability on foreign sales, domestic sales to U.S. customers having significant foreign operations could be adversely impacted by these economic conditions, which may materially and adversely affect our business, financial condition and operating results in the future.

Our intellectual property rights may not be adequate to protect our business.

    Our future success depends in part upon our proprietary technology. Although we attempt to protect our proprietary technology through patents, copyrights and trade secrets, we cannot predict whether such protection will be adequate, or whether our competitors can develop similar technology independently without violating our proprietary rights.

    As the competition in the communications equipment industry increases and the functionality of the products in this industry further overlap, we believe that companies in the communications equipment industry may become increasingly subject to infringement claims. We have received and may continue to receive notices from third parties, including some of our competitors, claiming that we are infringing third-party patents or other proprietary rights. We cannot predict whether we will prevail in any litigation over third-party claims, or that we will be able to license any valid and infringed patents on commercially reasonable terms. Any of these claims, whether with or without merit, could result in costly litigation, divert our management's time, attention and resources, delay our product shipments or require us to enter into royalty or licensing agreements. A third party may not be willing to enter into a royalty or licensing agreement on acceptable terms, if at all. If a claim of product infringement against us is successful and we fail to obtain a license or develop or license non-infringing technology, our business, financial condition and operating results could be adversely affected.

We may be unable to identify or complete strategic dispositions, acquisitions and investments.

    We have recently announced our intention to initiate strategic divestitures and dispositions of certain of our assets. We cannot assure you that we will be able to identify suitable candidates to purchase these assets and divisions. We also cannot assure you that we will be able complete such strategic dispositions upon commercially acceptable terms on a timely basis, if at all. In addition, our decision to dispose or otherwise exit businesses may result in the recording of accrued liabilities for special one-time charges, such as workforce reduction costs. Furthermore, estimates with respect to the useful life and ultimate recoverability of our carrying basis of assets, including goodwill and purchased intangible assets, could change as a result of such dispositions. Our long-term growth strategy includes the continued acquisition of, or investment by us in, complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms, if at all. If we acquire a company, we may have difficulty assimilating its businesses, products, services, technologies and personnel into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our operating results. In addition, we may incur debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of any equity securities could be dilutive to our shareowners.

We may encounter difficulties obtaining raw materials and supplies needed to make our products.

    Our ability to produce our products is dependent upon the availability of certain raw materials and supplies. The availability of these raw materials and supplies is subject to market forces beyond our control. From time to time there may not be sufficient quantities of raw materials and supplies in the marketplace to meet the customer demand for our products. In addition, the costs to obtain these raw materials and supplies are subject to price fluctuations because of market demand. Many companies utilize the same raw materials and supplies in the production of their products as we use in our products. Companies with more resources than our own may have a competitive advantage in obtaining raw materials and supplies due to greater buying power. Reduced supply and higher prices of raw materials and supplies may adversely affect our business, operating results and financial condition.

Our stock price is volatile.

    Based on the trading history of our common stock and the nature of the market for publicly traded securities of companies in our industry, we believe that some factors have caused and are likely to continue to cause the market price of our common stock to fluctuate substantially. These factors include:

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  announcements of new products and services by us or our competitors;

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  quarterly fluctuations in our financial results or the financial results of our competitors or our customers;

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  customer contract awards to us or our competitors;

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  increased competition with our competitors or among our customers;.

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  disputes concerning intellectual property rights;

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  developments in telecommunications regulations;

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  general conditions in the communications equipment industry; and

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  general economic conditions.

    In addition, communications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. This market volatility may adversely affect the market price of our common stock.

Our investments in other publicly traded companies may be subject to market volatility.

    We maintain an investment portfolio of several publicly held companies. These investments are classified as available-for-sale securities and are recorded on our balance sheet at fair value. The values recorded for these publicly traded securities are subject to market price volatility. Many market factors (including those set forth in the prior risk factor) have caused and are likely to continue to cause the market price of these publicly traded securities to fluctuate substantially. Further, these investments are primarily in communications equipment company stocks. The stocks of communications equipment company stocks have experienced significant price and volume fluctuations that are often unrelated to the operating performance of such companies. As a result, the value of our investments in these publicly traded companies may fluctuate substantially.

We have offered and may continue to offer customer financing arrangements.

    We have worked with customers and third-party financial institutions to finance projects through negotiated financing arrangements. As of April 30, 2001, we had commitments to extend credit of $173.0 million, of which approximately $66.0 million was drawn and outstanding at that time. Many of our competitors engage in similar financing transactions in order to obtain customer orders. To remain competitive, we believe that it may be necessary for us to continue to offer financing arrangements in the future. We intend under certain circumstances to sell all or a portion of these commitments and outstanding receivables to third parties. Our ability to collect on these commitments or to reduce our risk of loss by selling these commitments and receivables without recourse is contingent on the perceived financial health of the companies to which we extend credit. This is likely to be affected by many factors, including, among others, general conditions in the communications equipment and services industry, general economic conditions and changes in telecommunications regulations. We may experience credit losses that could adversely affect our business, financial condition and operating results.

We are dependent upon key personnel.

    Like all high-technology companies, our success is dependent on the efforts and abilities of our senior management and other qualified employees. Our ability to attract, retain and motivate skilled employees and other senior management personnel is critical to our continued growth. The competition for qualified employees, and particularly engineers, programmers and systems analysts, has been and likely will continue to be intense. In addition, because we may acquire one or more businesses in the future, our success will depend, in part, upon our ability to retain and integrate our own operations personnel with personnel from acquired entities who are necessary to the continued success or the successful integration of the acquired businesses. Moreover, due to our recent initiative to focus our business on core operations and improve our operating performance by restructuring and streamlining operations, we cannot assure you of our ability to attract and retain key personnel.

We do not pay cash dividends on our common stock.

    We currently do not pay any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our operations and for general corporate purposes.

Anti-takeover provisions in our charter documents, our shareowner rights plan and Minnesota law could prevent or delay a change in control of our company.

    Provisions of our articles of incorporation and bylaws, our shareowner rights plan (also known as a "poison pill") and Minnesota law may discourage, delay or prevent a merger or acquisition that a shareowner may consider favorable and may limit the market price for our common stock. These provisions include the following:

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  advanced notice requirements for shareowner proposals and nominations;

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  authorization for our Board of Directors to issue preferred stock without shareowner approval;

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  authorization for our Board of Directors to issue common stock purchase rights upon the acquisition of 15% or more of our outstanding shares of common stock; and

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  the limitation of business combinations with interested shareowners.

Some of these provisions may discourage a future acquisition of our company even though shareowners would receive an attractive value for their shares or a significant number of our shareowners believed such a proposed transaction would be in their best interest.

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements and other documents with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549, or at the regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

    We have filed with the SEC a registration statement on Form S-3 to register the common stock to be sold in connection with this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included or incorporated in the registration statement. The full registration statement can be obtained from the SEC as indicated above. The SEC allows us to "incorporate by reference" the information that we file with it, which means that we can disclose important information to you in this prospectus by referring you to other documents filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC automatically will update and supersede this prospectus. We previously have filed the following documents with the SEC and are incorporating them by reference into this prospectus:

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  our annual report on Form 10-K for the fiscal year ended October 31, 2000, as amended on Form 10-K/A;

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  our current reports on Form 8-K dated January 19, 2001, January 29, 2001 and March 28, 2001;

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  our quarterly reports on Form 10-Q dated March 15, 2001, as amended on Form 10-Q/A, and June 14, 2001, as amended on Form 10-Q/A;

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  the description of our capital stock contained in any Registration Statement on Form 8-A we filed and any amendment or report filed for the purpose of updating such description; and

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  the description of our common stock purchase rights contained in any Registration Statement on Form 8-A we filed and any amendment or report filed for the purpose of updating such description.

    Additionally, we are incorporating by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, (including all filings prior to the effectiveness of this registration statement) until the selling shareholders sell all of the shares.

    Upon written or oral request, we will provide to each person to whom a copy of this prospectus is delivered, at no cost, a copy of any documents that are incorporated by reference into this prospectus, except for exhibits that are specifically incorporated by reference into those documents. You may request a copy of these filings by writing or telephoning us at the following address:

Investor Relations
ADC Telecommunications, Inc.
PO. Box 1101
Minneapolis, Minnesota 55440-1101
(952) 946-3630
 investor@adc.com
www.adc.com

    You should rely only on the information contained or incorporated by reference in this prospectus, any supplement to this prospectus or any other document to which we have referred you. We have not authorized any other person to provide you with different information. The selling shareholders should not make an offer of the shares in any state where the offer is not permitted. You should assume that the information in this prospectus or any supplement to this prospectus is accurate only as of any date on the front cover of this prospectus or any supplement. Our business, financial condition, results of operations and prospectus may have changed since that date.

ABOUT ADC TELECOMMUNICATIONS, INC.

    ADC Telecommunications, Inc. was incorporated in Minnesota in 1953 as Magnetic Controls Company. We adopted our current name in 1985. Our world headquarters are located at 13625 Technology Drive in Eden Prairie, Minnesota.

    We are a leading global supplier of fiber optics, network equipment, software and integration services designed to improve the speed and performance of broadband, multiservice communications networks. Telephone companies, cable television operators, Internet and data service providers, wireless service providers and other communications service providers are building and upgrading the broadband network infrastructure required to offer high-speed Internet access as well as data, video, telephony and other interactive multimedia services to consumers and businesses. Our product offerings and development efforts are focused on increasing the speed and efficiency of the last mile/kilometer portion of communications networks, and our network equipment connects the service providers' offices to businesses and end users' homes as well as to wireless communications devices.

    Our customers include local and long-distance telephone companies, cable television operators, wireless service providers, new competitive service providers, broadcasters, governments, businesses, system integrators, communications equipment manufacturers and distributors. We offer optical and copper connectivity systems/components, broadband access and network equipment, software and integration services to our customers through the following two operating segments:

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  Broadband Infrastructure and Access; and

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  Integrated Solutions.

    In April 2001, we announced the realignment of our business segments with our key strategic technologies as part of our initiative to focus on our core business operations and improve our operating performance by restructuring and streamlining these operations. At this time, we formed the Broadband Infrastructure and Access segment by merging the former Broadband Connectivity and Broadband Access and Transport segments. The Broadband Infrastructure and Access segment is focused primarily on optics, DSL, IP cable and broadband connectivity products. Integrated Solutions remains focused on software and systems integration.

    Broadband Infrastructure and Access products consist of connectivity devices that provide the physical contact points needed to connect different communications network elements and gain access to communications system circuits, as well as access and transport systems that enable broadband, multiservice delivery capabilities within service provider networks. Connectivity devices assist in the installation, testing, monitoring, accessing, managing, reconfiguring, splitting and multiplexing of circuits within service providers' serving offices and the last mile/kilometer portion of communications networks. These products include broadband connection and access devices for copper, coaxial cable, optical, wireless and broadcast communications networks. These products also include passive and active optical components, as well as wireless components. Access and transport systems deliver broadband, multiservice communications to consumers and businesses over copper, coaxial cable, optical and wireless networks. Broadband Infrastructure and Access products are used throughout the world in telephone, cable television, Internet, wireless, enterprise and broadcast communications networks to deliver Internet, data, video and voice services to businesses and consumers.

    Integrated Solutions products and services consist of systems integration services, operations support systems (OSS) software and enhanced services software that aid service providers in their delivery of broadband, multiservice communications over wireline and wireless networks. Systems integration services are used to design, equip and build communications networks and OSS applications that deliver Internet, data, video and voice services to consumers and businesses. OSS software includes communications billing, customer care, service activation provisioning, network performance and service-level assurance software used by service providers to operate communications networks. Enhanced services software includes a range of wireline, wireless and Internet applications used by service providers to help increase revenues.

    Our principal offices are located at 13625 Technology Drive, Eden Prairie, Minnesota 55344-2252, and our telephone number at that location is (952) 938-8080. For further information concerning us, see the section titled "Where You Can Find More Information."

SELLING SHAREHOLDERS

    We have agreed to register the resale of 11,642,840 shares of our common stock on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of CommTech Corporation. The following table lists the selling shareholders and the number of shares each selling shareholder beneficially owns and may sell pursuant to this prospectus from time to time. No estimate can be given as to the amount of our common stock that will be held by the selling shareholders after completion of this offering because the selling shareholders may offer all or some of our common stock and because there currently are no agreements, arrangements or understandings with respect to the sale of any of our common stock.

Name of Selling Shareholder	Number of Shares Owned(1)(2)	Maximum Number of Shares To be Sold Pursuant to this Prospectus(1)
Frank Fawzi	3,972,825	3,972,825
Louise Fawzi	2,722,825	2,722,825
Frank M. and Louise C. Fawzi Family Deed of Trust	162,156	162,156
Louise C. Fawzi 2001 Grantor Retained Annuity Trust	1,250,000	1,250,000
Morgan Stanley Venture Partners III, L.P.	2,735,219	2,735,219
Morgan Stanley Venture Investors III, L.P.	262,624	262,624
Morgan Stanley Entrepreneur Fund, L.P.	119,628	119,628
Frank Lauria	121,617	121,617
David Rutherford	5,067	5,067
Imad Alkiswani	380	380
Leslie Cafferty	203,351	203,351
John J. Fitzpatrick	43,574	43,574
Thomas Fitzpatrick	43,574	43,574

Total of Shareholders		11,642,840

(1)
This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Except as otherwise indicated, represents less than 1% of the outstanding shares as of the date of this prospectus.

    The selling shareholders acquired an aggregate of 11,642,840 shares of our common stock when we acquired CommTech Corporation. Of these 11,642,840 shares, 1,147,933 shares are being held in escrow until February 26, 2002, to satisfy certain indemnification obligations of these selling shareholders. To the extent any of the shares held in escrow are returned to us in satisfaction of such indemnification obligations, the total number of shares owned by these selling shareholders would be reduced according to their respective interests in the shares held in escrow that are returned to us.

PLAN OF DISTRIBUTION

    We will receive no proceeds from this offering. The selling shareholders may sell the shares of common stock from time to time on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. When used in this prospectus, "selling shareholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received from a named selling shareholder as a gift, distribution to members or partners or other non-sale-related transfer after the date of this prospectus. We will pay the expenses associated with registering the selling shareholders' shares. The selling shareholders will pay any brokerage commissions and similar expenses attributable to the sale of the shares.

    The common stock may be sold in:

  •
  block trades, where a broker or dealer will try to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  transactions where a broker or dealer acts as principal and resells the common stock for its account pursuant to this prospectus;

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  exchange distributions in accordance with the rules of such exchange; or

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchases.

    The common stock may also be sold through short sales of shares, put or call option transactions, loans or pledges of the shares, hedging or similar transactions, or a combination of such methods. The selling shareholders may or may not involve brokers or dealers in any of these transactions. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling shareholders in amounts to be negotiated immediately prior to sale. Offers and sales may also be made directly by the selling shareholders, or other bona fide owner of the common stock, so long as an applicable exemption from state broker-dealer registration requirements is available in the jurisdiction of sale. The selling shareholders, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales, and any discounts and commissions received by them and any profit realized by them on the resale of the common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

    All or any portion of the shares of common stock covered by this prospectus that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    Prior to selling any of the common stock, other than pursuant to an offering registered under the Securities Act, the selling shareholders have agreed to give us written notice setting forth the date of the proposed sale. Upon notification to us by a selling shareholder that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating brokers or dealers, (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such brokers or dealers, where applicable, (v) that such brokers or dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon notification to us by a selling shareholder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares, a supplement to this prospectus will be required.

    There is no assurance that the selling shareholders will offer for sale or sell any or all of the shares of common stock covered by this prospectus.

EXPERTS

    The financial statements and schedules incorporated by reference into this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

LEGAL MATTERS

    The validity of the shares offered in this prospectus has been passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota 55402.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

SEC Registration Fee	$33,655.08
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	10,000
Miscellaneous	1,344.92

Total	$51,000.00

    All fees and expenses other than the SEC registration fee are estimated. ADC will pay the expenses listed.

Item 15.  Indemnification of Officers and Directors

    Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. Article IX of the Restated Bylaws of ADC provides that ADC shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

    ADC also maintains an insurance policy or policies to assist in funding indemnification of directors and officers for certain liabilities.

Item 16.  List of Exhibits

*5.1	Opinion of Dorsey & Whitney LLP.
23.1	Consent of Arthur Andersen LLP.
*23.2	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page).
*	Previously Filed

Item 17.  Undertakings

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or

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  in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, as of the 13th day of July, 2001.

ADC TELECOMMUNICATIONS, INC.
By:	/s/ RICHARD R. ROSCITT
Richard R. Roscitt Chairman of the Board and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed on July 13, 2001, by the following persons in the capacities indicated:

Signature	Title

/s/ RICHARD R. ROSCITT
Richard R. Roscitt	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ ROBERT E. SWITZ
Robert E. Switz	Vice President, Chief Financial Officer (Principal Financial Officer)
/s/ CHARLES T. ROEHRICK
Charles T. Roehrick	Vice President, Controller (Principal Accounting Officer)
*
John P. Blanchard III	Director
*
John J. Boyle III	Director
*

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James C. Castle, Ph.D.	Director
*
B. Kristine Johnson	Director
*
Jean-Pierre Rosso	Director
*
John D. Wunsch	Director
*
Charles D. Yost	Director
/s/ CHARLES T. ROEHRICK
By: Charles T. Roehrick Attorney-in-Fact

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EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of Arthur Andersen LLP.

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RISK FACTORS
  Demand for our products may decrease if we are unable to anticipate and adapt to rapidly changing technology.
  Our business may be adversely affected by general economic and market conditions.
  We may not realize expected benefits from our announced restructuring initiative.
  The market for communications equipment products and services is rapidly changing.
  Our industry is highly competitive.
  Our operating results fluctuate significantly.
  The regulatory environment in which we operate is changing.
  Conditions in international markets could affect our operations.
  Our intellectual property rights may not be adequate to protect our business.
  We may be unable to identify or complete strategic dispositions, acquisitions and investments.
  We may encounter difficulties obtaining raw materials and supplies needed to make our products.
  Our stock price is volatile.
  Our investments in other publicly traded companies may be subject to market volatility.
  We have offered and may continue to offer customer financing arrangements.
  We are dependent upon key personnel.
  We do not pay cash dividends on our common stock.
  Anti-takeover provisions in our charter documents, our shareowner rights plan and Minnesota law could prevent or delay a change in control of our company.
WHERE YOU CAN FIND MORE INFORMATION
ABOUT ADC TELECOMMUNICATIONS, INC.
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Officers and Directors
  Item 16. List of Exhibits
  Item 17. Undertakings
SIGNATURES
EXHIBIT INDEX